Kazi Hasan Employment Proposal

Position:     Chief Financial Officer Target Starting Date:     February 3rd, 2025 Location:    White Plains, NY
Base Salary:    $500,000 annually, paid bi-weekly every other Friday. This position is considered an exempt position for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay.

Performance Review:    March 2026 and annually thereafter.

Incentive Program: You will be eligible to participate in the OPAL Fuels’ Short-Term Incentive Plan (“STIP”), commensurate with your position level. The STIP governs the terms and conditions for your annual bonus opportunity, based on the achievement of certain individual and OPAL Fuels performance objectives to be approved annually by OPAL Fuels’ Compensation Committee. Your annual STIP target award for any calendar year will be 85% of your base salary (“Target Bonus”). Based on your hire date you will be eligible to begin participating in the STIP in the calendar year 2025. All terms of your award under the STIP (including but not limited to the individual and Company performance objectives, vesting, and payment of such Target Bonus) shall be governed by the STIP and any agreement evidencing your award under the STIP. To be eligible for STIP payout you must be an active employee when the STIP is paid.

You will also be eligible to receive annual equity awards under OPAL Fuels’ long term equity incentive plan (the “Plan”) as in effect from time to time (“Equity Grants”). The amount, terms and type of Equity Grants that you may receive will be determined by OPAL Fuels Compensation Committee in its sole discretion. Your target

LTIP award for 2025 that will be issued in March 2025 will be at least 175% of your base salary.

Notwithstanding the foregoing, as soon as practicable following the commencement of your employment with OPAL Fuels, and subject to approval by the Compensation Committee, OPAL Fuels will grant you an Initial Equity Grant valued at $1,200,000 (the “Initial Equity Grant”), in the form of (i) restricted stock units (“RSUs” - 50% of the Initial Equity Grant), (ii) performance restricted stock units (“PRSUs” - 30% of the Initial Equity Grant), and (iii) stock options (20% of the Initial Equity Grant).

The value of each Equity Grant will be converted to restricted units and options, respectively, representing underlying shares of Class A Common Stock based on the Fair Market Value (as such Term is defined in the Plan) of a share of OPAL Fuels Series A Common Stock on the date of grant (as determined by OPAL Fuels, which will be a function of your Start Date). The Initial Equity Grant will be governed by the terms of the Plan and related award agreements. The Initial Equity Grant will vest as follows:
-RSUs and stock options will vest 50% at the end of April 2026 and 50% at the end of April 2027.
-PRSUs will be subject to three-year cliff vesting and be based on the performance metrics set by the Board for the 2025 LTIP awards for the management team.

Sign on Bonus:    You will be paid a sign-on bonus of $150,000 payable the end of March 2025. The sign-on bonus payment shall be subject to a claw back if you leave employment with Opal before the end of March 2026.

Relocation/Temporary Housing:

Up to $100,000 for relocation costs grossed up for taxes of 37%, payable during 2025 for reimbursement of documented moving expenses and housing costs (incurred within a 100-mile radius of White Plains, NY).

Severance:    If your employment is terminated without cause, you shall receive a severance payment equal to 26 weeks of base salary plus 26 weeks of COBRA expense upon execution of a separation agreement that will provide for a six-month non-solicitation, mutual non-disparagement and confidentiality agreement.
In the event of your employment is terminated as part of a change of control transaction or within 12 months thereafter, you shall receive a severance payment equal to 52 weeks of base salary plus 52 weeks of COBRA expense plus your full target STIP payment for the year when termination occurs.
PTO:    As a full-time employee you are eligible to accrue 16.66 hours of PTO the first of every month up to a maximum of 200 hours (25 Days) of PTO annually. You are eligible to begin utilizing your accrued PTO after three (3) full months of service.

Benefits:    OPAL Fuels provides various benefit programs for its employees including medical, dental, vision, short term disability and life insurance. Eligibility is the first day of the month following 60 days of hire date for most benefits. Also, OPAL Fuels administers a 401(k)-employee savings plan through Fidelity which you are eligible for after you have completed 3 months of employment. See attached summary description of benefits. OPAL will reimburse the cost of medical insurance COBRA during the period from the Starting Date to the start of your eligibility for participation in OPAL’s benefit programs.

Other:    Appointment to the Chief Financial Officer can only be made by OPAL’s Board of Directors. The compensation package outlined herein is subject to approval by the Compensation Committee of OPAL’s Board.

Our offer to hire you is contingent upon your submission of satisfactory proof of your identity and legal authorization to work in the United States. If you fail to submit valid proof within three (3) days of hire, federal law prohibits us from continuing your employment. A list of acceptable documents is located on page 9 of the I-9 form. Our offer to hire you is also contingent on satisfactory completion of background and personal reference checks.

Like all employees, you will be required as a condition to your employment to sign a Confidentiality Agreement. For all purposes of this Letter Agreement, the covenants contained in the Confidentiality Agreement are incorporated herein by reference as of such covenants were set forth herein full.
Please be advised that your employment with OPAL Fuels is considered “at will”, meaning that either OPAL Fuels or you may terminate this employment relationship at any time with or without cause or notice.
I hereby affirm that I have read and understand the terms of this Proposal, and I accept OPAL Fuels’ offer of employment.

Kazi Hasan
/s/ Kazi Hasan

Opal Fuels LLC

December 31, 2024

/s/ Jonathan Maurer
By:
Jonathan Maurer
Co-Chief Executive Officer

December 31, 2024